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                                                                 EXHIBIT (e)(2)

                                  SCHEDULE I

Master Investment Portfolio:

    1. Active Stock Master Portfolio
    2. Bond Index Master Portfolio
    3. CoreAlpha Bond Master Portfolio
    4. LifePath Retirement Portfolio
    5. LifePath 2010 Portfolio
    6. LifePath 2020 Portfolio
    7. LifePath 2030 Portfolio
    8. LifePath 2040 Portfolio
    9. Money Market Master Portfolio
    10.Prime Money Market Master Portfolio
    11.S&P 500 Index Master Portfolio
    12.Government Money Market Master Portfolio
    13.Treasury Money Market Master Portfolio

Amended and approved by the Board of Trustees of Master Investment Portfolio on March 15, 2007.